 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   October 2, 2009

MEDICAL INTERNATIONAL TECHNOLOGY, INC.
 (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Colorado	000-31469	84-1509950
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

1872 Beaulac
Ville Saint-Laurent
Montréal, Québec, Canada H4R 2E7
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(514) 339-9355
 (ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 2, 2009, the officers of Medical International Technology, Inc. (the “Company”) concluded that the financial statements included in our Annual Report on Form 10-K for the years ended September 30, 2008 and 2007, and the Quarterly Reports for the periods ended December 31, 2008, March 31, 2009 and June 30, 2009, should not be relied upon because of a foreign currency translation error.  At each respective balance sheet date, property and equipment, including accumulated depreciation, was translated using historical exchange rates at the date of purchase rather than the current exchange rate at each balance sheet date, as required by SFAS No. 52.  The correction of the translation error will have no effect on net income (loss) as previously reported in any period.

In addition, the Company will be amending its Statement of Cash Flows for the year ended September 30, 2007 to properly present and disclose certain non-cash transactions that were previously included as cash transactions.  There will be no effect on the net increase in cash for the year ended September 30, 2007 as a result of these corrections.

As the result of the currency translation error and the incorrect presentation of non-cash transactions during fiscal 2007, we are restating our financial statements included in the Annual Report on Form 10-K for the years ended September 30, 2008 and 2007, and the Quarterly Reports for the periods ended December 31, 2008, March 31, 2009, June 30, 2009 and associated disclosures.

The Company’s independent audit firm, PS Stephenson & co., PC, has provided the attached letter as confirmation that they are in agreement with the Company's assertion that there is an error regarding the currency translation of property and equipment. This letter of agreement from PS Stephenson & Co., PC has been attached herewith as Exhibit 7.1.

Item 9.01Exhibits.

Exhibit No.	Description
7.1	Letter from independent auditor, PS Stephenson & co., PC, dated October 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICAL INTERNATIONAL TECHNOLOGY, INC.

Date: October 29, 2009	By:	/s/ Karim Menassa
Karim Menassa President and Chief Executive Officer